EXHIBIT 99.1

Texas Community Bancshares, Inc. Adopts Stock Repurchase Program

MINEOLA, Texas; May 16, 2023 - Texas Community Bancshares, Inc. (the “Company”) (NASDAQ: TCBS), the holding company of Mineola Community Bank, S.S.B., announced that its Board of Directors has adopted a stock repurchase program that will allow the Company to repurchase up to 164,842 shares of its outstanding common stock. This number equals approximately 5.0% of shares currently outstanding.
The Company intends to conduct any repurchases through open market purchases, including by means of a trading plan adopted under SEC Rule 10b5-1, or in privately negotiated transactions, subject to market conditions and other factors. There is no guarantee as to the exact number of shares that the Company may repurchase.